SOUTH BRUNSWICK INVESTORS, L.P.
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the "Agreement") is made this ____ day of October, 1997, by and among FCO Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Royale Investments, Inc., as General Partner (the 'General Partner"), and the persons set forth on the signature page hereof as Limited Partners (the "Limited Partners"). The General Partner and the Limited Partners are collectively referred to herein as the "Partners."

                                    RECITALS:

     A. South Brunswick Investors, L.P., L.P. (the "Partnership") was originally formed pursuant to the terms of an Agreement of Limited Partnership dated as of March 29, 1995, which Agreement was amended and restated on April 21, 1995 and April 22, 1995 (the "Original Agreement").

     B. The Original Agreement has previously been amended to reflect, inter alia, a refinancing of the Partnership's indebtedness, the admission to the Partnership of FCO Holdings, Inc. as a General Partner, the conversion of certain General Partner interests in the Partnership into Limited Partner interests in the Partnership and the transfer to FCO, L.P. of certain Limited Partner interests in the Partnership.

     C. The General Partner and the Limited Partners desire to amend and restate the Original Agreement in its entirety as set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree that the Original Agreement shall be amended and restated in its entirety to provide as follows:

                      1. ARTICLE I. INTERPRETIVE PROVISIONS

     1.1. Certain Definitions.

     The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

     Act: The Delaware Revised Uniform Limited Partnership Act, ss.ss. 17-101 to 17-1109 of the Delaware COde Annotated, Title 6, as amended from time to time.

     Additional Limited Partner: A Person admitted to the Partnership as a Limited Partner in accordance with Section 4.2 hereof and who is shown as such on the books and records of the Partnership.


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     Adjusted Capital Account: With respect to any Partner, such Partner's
Capital Account maintained in accordance with Section 4.4 hereof, as of the end of the relevant Fiscal Year of the Partnership, after giving effect to the following adjustments:

     (a) Credit to such Capital Account such Partner's share of Partnership Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(1) and such Partner's share of Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

     (b) Debit to such Capital Account the items described in Treasury Regulations Section 1.7041(b)(2)(ii)(d)(4), (5) and U6 .

     The foregoing definition of "Adjusted Capital Account" is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii) and 1.704-2 and shall be interpreted consistently therewith.

     Adjusted Capital Account Deficit: With respect to any Partner, the deficit balance, if any, in that Partner's Adjusted Capital Account as of the end of the relevant Fiscal Year of the Partnership.

     Affiliate: With respect to any referenced Person, (i) a member of such Person's immediate family; (ii) any Person who directly or indirectly owns, controls or holds the power to vote ten percent (10%) or more of the outstanding voting securities of the Person in question; (iii) any Person ten percent (10%) or more of whose outstanding securities are directly or indirectly owned, controlled, or held with power to vote by the Person in question; (iv) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Person in question; (v) if the Person in question is a corporation, any executive officer or director of such Person or of any corporation directly or indirectly controlling such Person; and (vi) if the Person in question is a partnership, any general partner of the partnership or any limited partner owning or controlling ten percent (10%) or more of either the capital or profits interest in such partnership. As used herein, 'control' shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     Agreed Value: In the case of any (i) Contributed Property, the allocated value of such property at the time of contribution (exclusive of any related indebtedness assumed by the Partnership), as determined by the General Partner using such method of valuation as it may adopt in its reasonable discretion and
(ii) property distributed to a Partner by the Partnership, the Partnership's Book Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Code Section 752 and the Treasury Regulations thereunder.

     Agreement: This Limited Partnership Agreement and the Schedule attached hereto, as the same may be amended or restated and in effect from time to time.

     Bankruptcy: Any of (i) a referenced Person's making an assignment for the benefit of creditors, (ii) the filing by a referenced Person of a voluntary petition in bankruptcy, (iii) a referenced Person's being adjudged insolvent or having entered against him an order for relief in any bankruptcy or insolvency proceeding, (iv) the filing by a referenced Person of an answer seeking any


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reorganization, composition, readjustment, liquidation, dissolution or similar relief under any law or regulation, (v) the filing by a referenced Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of reorganization, composition, readjustment, liquidation, dissolution, or for similar relief under any statute, law or regulation or (vi) a referenced Person's seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for all or substantially all of his property (or court appointment of such trustee, receiver or liquidator).

     Bankruptcy Code: I 1 U. S. C. Sections 10 I - 1330, as amended from time to time.

     Book Tax Disparity: With respect to any item of Contributed Property, or property the Book Value of which has been adjusted in accordance with Section 4.4(c), as of the date of determination, the difference between the Book Value of such property and the adjusted basis of such property for federal income tax purposes.

     Book Value: With respect to any Contributed Property, the Agreed Value of such property reduced (but not below zero) by all Depreciation with respect to such property properly charged to the Partners' Capital Accounts and with respect to any other asset, the asset's adjusted basis for federal income tax purposes; provided, however, (a) the Book Value of all Partnership Assets shall be adjusted in the event of a revaluation of Partnership Assets in accordance with Section 4.4(c) hereof, (b) the Book Value of any Partnership Asset distributed to any Partner shall be the fair market value of such asset on the date of distribution as determined by the General Partner and (c) such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     Capital Account: The account maintained by the Partnership for each Partner described in Section 4.4 hereof.

     Capital Contribution: The total amount of cash or cash equivalents and the Agreed Value of Contributed Property which a Partner contributes or is deemed to contribute to the Partnership pursuant to the terms of this Agreement.

     Certificate: The Partnership's Certificate of Limited Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time.

     Code: The Internal Revenue Code of 1986, as amended from time to time.

     Company: Royale Investments, Inc., a Minnesota corporation.

     Consent: Either the written consent of a Person or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the consent is required or solicited, or the act of granting such consent, as the context may require.

     Contributed Property: Each property or other asset (excluding cash and cash equivalents) contributed or deemed contributed to the Partnership (whether as a result of a Code Section 708 termination or otherwise).



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

     Depreciation: For each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to the beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method approved by the General Partner.

     Fiscal Year: The calendar year or such other twelve (12) month period designated by the General Partner.

     General Partner: FCO Holdings, Inc., a Delaware corporation, and its respective successor(s) who or which become Successor General Partner(s) in accordance with the terms of this Agreement.

     General Partner Interest: A Partnership Interest field by the General Partner that is a general partner interest.

     Involuntary Withdrawal: As to any (i) individual shall mean such individual's death, incapacity or adjudication of incompetence, (ii) corporation shall mean its dissolution or revocation of its charter (unless such revocation is promptly corrected upon notice thereof), (iii) partnership shall mean the dissolution and commencement of winding up of its affairs, (iv) trust shall mean the termination of the trust (but not the substitution of trustees), (v) estate shall mean the distribution by the fiduciary of the estate's complete interest in the Partnership any Partner shall mean the Bankruptcy of such Partner.

     IRS: The Internal Revenue Service, which administers the internal revenue laws of the United States.

     Limited Partner: Each of the Persons set forth on the signature page hereof as a Limited Partner and any Person who becomes an Additional Limited accordance with the terms of this Agreement.

     Limited Partner Interest: A Partnership Interest held by a Limited Partner that is a limited partner interest.

     Nonrecourse Liability: A liability as defined in Treasury Regulations
Section 1.704-2(b)(3).

     Notice: A writing containing the information required by this Agreement to be communicated and delivered to such Person in accordance with Section 11.4; provided, however, that any written communication containing such information actually received by such Person shall constitute Notice for all purposes Agreement.



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     Partner Minimum Gain: The gain (regardless of character) which would be realized by the if property of the Partnership subject to a partner nonrecourse debt (as such term is defined in Treasury Section 1.704-2(b)(4)) were disposed of in full satisfaction of such debt on the relevant date. The adjusted basis of property subject to more than one partner nonrecourse debt shall be allocated in a manner consistent with the allocation of basis for purposes of determining Partnership Minimum Gain hereunder. Partner Minimum Gain shall be computed hereunder using the Book Value, rather than the adjusted tax basis, of the Partnership accordance with Treasury Regulations Section 1.704-2(d)(3).

     Partner Nonrecourse Deductions: With respect to any partner nonrecourse debt (as such term in Treasury Regulation Section 1.704-2(b)(4)), the increase in Partner Minimum Gain during the tax y increase in Partner Minimum Gain for a prior tax year which has not previously generated a Partner N Deduction hereunder. The determination of which Partnership items constitute Partner Nonrecourse shall be made in a manner consistent with the manner in which Partnership Nonrecourse Deductions are hereunder.

     Partners: The General Partner and the Limited Partners as a group. The term "Partner" means a General Partner or a Limited Partner. Such terms shall be deemed to include such other Persons who may become Partners pursuant to the terms of this Agreement.

     Partnership: The Delaware limited partnership referred to herein as such partnership may from time to time be constituted.

     Partnership Assets: At any particular time, any assets or property (tangible or intangible choate or inchoate, fixed or contingent) owned by the Partnership.

     Partnership Interest or Interest: As to any Partner, such Partner's ownership interest in the and including such Partner's right to distributions under this Agreement and any other rights or benefits Partner has in the Partnership, together with any and all obligations of such Person to comply with the provisions of this Agreement.

     Partnership Minimum Gain: The aggregate gain (regardless of character) which would be realized by the Partnership if all of the property of the Partnership subject to nonrecourse debt (other than partner nonrecourse debt as such term is defined in Treasury Regulations Section 1.704-2(b)(4)) were disposed of in fall satisfaction of such debt and for no other consideration on the relevant date. In the case of any Nonrecourse Liability of the Partnership which is not secured by a mortgage with respect to any specific property of the Partnership, any and all property of the Partnership to which the holder of said liability has recourse shall be treated as subject to such Nonrecourse Liability for purposes of the preceding sentence. Partnership Minimum Gain shall be computed separately for each Nonrecourse Liability of the partnership. For this purpose, the adjusted basis of property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to the outstanding balance of such liabilities, and the adjusted basis of property subject to two or more liabilities of unequal priority shall be allocated to the liability of inferior priority only to the extent of the excess, if any, of the adjusted basis of such property over the outstanding balance of the liability of superior priority. Partnership Minimum Gain shall be computed hereunder using the Book Value, rather than the adjusted tax basis, of the Partnership property in accordance with Treasury Regulations Section 1.704-2(d)(3).



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

     Partnership Nonrecourse Deductions: The amount of Partnership deductions equal to the increase, if any, in the amount of the aggregate Partnership Minimum Gain during the tax year (plus any increase in Partnership Minimum Gain for a prior tax year which has not previously generated a Partnership Nonrecourse Deduction) reduced (but not below zero) by the aggregate distributions made during the tax year of the proceeds of a Nonrecourse Liability of the Partnership which are attributable to an increase in Partnership Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(d). The Partnership Nonrecourse Deductions for a Partnership tax year shall consist first of depreciation or cost recovery deductions with respect to each property of the Partnership giving rise to such increase in Partnership Minimum Gain on a pro rata basis to the extent of each such increase, with any excess made up pro rata of all items of deduction.

     Percentage Interest: As to any Partner, the percentage in the Partnership as initially shown opposite the name of such Partner on Schedule I attached hereto, as such percentage interest may be adjusted from time to time in accordance with the provisions of this Agreement.

     Person: Any individual, partnership, corporation, trust or other entity.

     Profits and Losses: For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss (as the case may be) for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          a. Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          b. Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)0i , and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          c. Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from such Book Value;

          d. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of 'Depreciation' herein; and

          e. In the event that any item of income, gain, loss or deduction that has been included in the initial computation of Profit or Loss is subject to the special allocation rules of Sections 5.2(C) and 5.2(D), Profit or Loss shall be recomputed without regard to such item.

     REIT: A real estate investment trust, as defined in Code Section 856.



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     Subsidiary: With respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

     Successor General Partner: Any Person who is admitted to the Partnership as substitute General Partner pursuant to this Agreement. A Successor General Partner, upon its admission as such, shall succeed to the rights, privileges and liabilities of its predecessor in interest as General Partner, in accordance with the provisions of the Act.

     Tax Matters Partner. The General Partner or such other Partner who becomes Tax Matters Partner pursuant to the terms of this Agreement.

     Terminating Capital Transaction: The sale or other disposition of all or substantially all of the Partnership Assets or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the Partnership Assets.

     Transfer. A transaction in which a Partner assigns all or a portion of its Partnership Interest to another Person and includes any sale, assignment, gift, pledge, mortgage, exchange, hypothecation, encumbrance or other disposition by law or otherwise.

     Treasury Regulations: The Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     1.2. Rules of Construction.

     The following rules of construction shall apply to this Agreement:

     (a) All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

     (b) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

     (c) Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

     (d) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by the General Partner shall mean and refer to the decision, determination, act, action, exercise or other procedure by the General Partner in its sole and absolute discretion.




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

                            2. ARTICLE II. FORMATION

     2.1. Formation.

     The Partners hereby confirm that the Partnership has been formed as a limited partnership under the Act. The General Partner shall take all action required by law to perfect and maintain the Partnership as a limited partnership under the Act and under the laws of all other jurisdictions in which the Partnership may elect to conduct business, including but not limited to the filing of amendments to the Certificate with the Delaware Secretary of State, and qualification of the Partnership as a foreign limited partnership in the jurisdictions in which such qualification shall be required, as determined by the General Partner. The General Partner shall also promptly register the Partnership under applicable assumed or fictitious name statutes or similar laws.

     2.2. Name.

     The name of the Partnership is South Brunswick Investors, L.P. The General Partner may adopt such assumed or fictitious names as it deems appropriate in connection with the qualifications and registrations referred to in Section 2.1.

     2.3. Place of Business; Registered Agent.

     The principal office of the Partnership shall be located at such place as the General Partner may from time to time designate. The Partnership may establish offices for the Partnership within or without the State of Delaware as may be determined by the General Partner. The initial registered agent for the Partnership in the State of Delaware is The Corporation Trust Company, whose address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.


                          ARTICLE III. BUSINESS PURPOSE

     3.1. Business.

     The business of the Partnership shall be (i) conducting any business that may be lawfully conducted by a limited partnership pursuant to the Act including, without limitation, acquiring, owning, managing, developing, leasing, marketing, operating and, if and when appropriate, selling, industrial properties, (ii) entering into any partnership, joint venture or other relationship to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, (iii) making loans, guarantees, indemnities or other financial accommodations and borrowing money and pledging its assets to secure the repayment thereof, (iv) to do any of the foregoing with respect to any Affiliate or Subsidiary and (v) doing anything necessary or incidental to the foregoing; provided, however, that business of the Partnership shall be limited so as to permit the Company to elect and maintain its status as a REIT (unless the Company determines no longer to qualify as a REIT).

     3.2. Authorized Activities.



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

     In carrying out the purposes of the Partnership, but subject to all other provisions of this Agreement, the Partnership is authorized to engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and business of the Partnership described herein and for the protection and benefit of the Partnership; provided that the General Partner shall not be obligated to cause the Partnership to take, or refraining from taking, any action which, in the judgment of the General Partner, (i) could adversely affect the ability of the Company to qualify and continue to qualify as a REIT under the Code, (ii) could subject the Company to additional taxes under Code Section 857 or 4981 or
(iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or the Company or their securities.


                        ARTICLE IV. CAPITAL CONTRIBUTIONS

     4.1. Capital Contributions.

     The Partners have contributed cash and property in the aggregate amounts set forth on Schedule 1. No Partner shall be required to contribute additional funds or other property to the Partnership; provided that, upon any future contribution of capital by any limited partner to the Partnership, the General Partner will contribute to the Partnership an amount equal to not less than 0.10% thereof. Any additional funds or other property required by the Partnership, as determined by the General Partner, may, at the option of the General Partner and without an obligation so to do, be contributed by the General Partner as additional Capital Contributions. If the General Partner determines to make any such Capital Contribution, it shall give notice of such determination to the Limited Partners and permit each Limited Partner to contribute a portion of such Capital Contribution equal to the product of such Limited Partner's Percentage Interest and the total amount of such Capital Contribution. The General Partner shall also have the right (but not the obligation) to raise additional funds required for the Partnership by lending the money to the Partnership or by causing the Partnership to borrow the money needed from third parties, in either case on such terms and conditions as the General Partner shall deem appropriate.

     4.2. Additional Partnership Interests.

     The Partnership may issue additional limited partnership interests for any Partnership purpose at any time or from time to time, to any Partner or other Person. Any such other Person shall be admitted as an Additional Limited Partner of the Partnership only upon execution, adoption and acknowledgment of this Agreement by such Partner or Person, or a counterpart hereto, and such other documents as may be reasonably requested by the General Partner, including without limitation, the power of attorney required under Section 11.3. Upon satisfaction of the foregoing requirements, such Person shall be admitted as an Additional Limited Partner effective on the date upon which the name of such Person is recorded on the books of the Partnership.

     4.3. No Third Party Beneficiaries.

     The foregoing provisions of this Article IV are not intended to be for the benefit of any creditor of the Partnership or other Person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners and no such creditor or otheR



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Person shall obtain any right under any such foregoing provision against the
Partnership or any of the Partners by reason of any debt, liability or obligation (or otherwise).

     4.4. Capital Accounts.

     (a) The Partnership shall establish and maintain a separate Capital Account for each Partner in accordance with Code Section 704 and Treasury Regulations
Section 1.704- 1 (b)(2)(iv). The Capital Account of each Partner shall be credited with:

     (i) the amount of all Capital Contributions made to the Partnership by such Partner in accordance with this Agreement; plus

     (ii) all income and gain of the Partnership computed in accordance with this Section 4.4 and allocated to such Partner pursuant to Article V (including for purposes of this Section 4.4(A), income and gain exempt from tax);

and shall be debited with the sum of:

     (i) all losses or deductions of the partnership computed in accordance with this Section 4.4 and allocated to such Partner pursuant to Article V,

     (ii) such Partner's distributive share of expenditures of the Partnership described in Code Section 705(a)(2)(B), and

     (iii) all cash and the Agreed Value of any property actually distributed or deemed distributed by the Partnership to such Partner pursuant to the terms of this Agreement.

     Any reference in any section or subsection of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

     (b) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes, determined in accordance with Code Section 703(a), with the following adjustments:

     (i) any income, gain or loss attributable to the taxable disposition of any Partnership Asset shall be determined by treating the adjusted basis of such property as of the date of such disposition as equal to the Book Value of such property as of such date;

     (ii) the computation of all items of income, gain, loss and deduction shall be made without regard to any Code Section 754 election that may be made by the Partnership, except to the extent required in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(m);



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

     (iii) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing Profit and Loss, there shall be taken into account Depreciation for such Fiscal Year;

     (iv) in the event the Book Value of any Partnership Asset is adjusted pursuant to Section 4.4(c) below, the amount of such adjustment shall be treated as gain or loss from the disposition of such asset.

     (c) Consistent with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), (i) immediately prior to the acquisition of an additional Partnership Interest by any new or existing Partner in connection with the contribution of money or other property (other than a de minimis amount) to the Partnership, (ii) immediately prior to the distribution by the Partnership to a Partner of Partnership property (other than a de minimis amount) as consideration for a Partnership Interest and (iii) immediately prior to the liquidation of the Partnership as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g), the Book Value of all Partnership Assets shall be revalued upward or downward to reflect the fair market value of each such Partnership Asset as determined by the General Partner using such reasonable method of valuation as it may adopt.

     (d) The foregoing provisions of this Section 4.4 are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Partners' Capital Accounts are computed hereunder in order to comply with such Treasury Regulations, the General Partner may make such modification if such modification is not likely to have a material effect on the amount distributable to any Partner under the terms of this Agreement and the General Partner notifies the other Partners in writing of such modification prior to making such modification.

     4.5. Return of Capital Account; Interest.

     Except as otherwise specifically provided in this Agreement, (i) no Partner shall have any right to withdraw or reduce its Capital Contributions or Capital Account, or to demand and receive property other than cash from the Partnership in return for its Capital Contributions or Capital Account; (ii) no Partner shall have any priority over any other Partners as to the return of its Capital Contributions or Capital Account; (iii) any return of Capital Contributions or Capital Accounts to the Partners shall be solely from the Partnership Assets, and no Partner shall be personally liable for any such return; and (iv) no interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

     4.6. Preemptive Rights.

     No Person shall have any preemptive or similar rights with respect to the issuance or sale of additional Partnership Interests.


                    ARTICLE V. ALLOCATIONS AND DISTRIBUTIONS

     5.1. Limited Liability.



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

     For bookkeeping purposes, the Profits of the Partnership shall be shared, and the Losses of the Partnership shall be borne, by the Partners as provided in
Section 5.2 below; provided, however, that except as expressly provided in this Agreement, no Limited Partner (in its capacity as a Limited Partner) shall be personally liable for losses, costs, expenses, liabilities or obligations of the Partnership in excess of its Capital Contribution required under Article IV hereof.

     5.2. Profits, Losses and Distributive Shares.

     (a) Profits. After giving effect to the special allocations, if any, provided in Section 5.2(C) and (D), Profits in each Fiscal Year shall be allocated in the following order:

     (i) First, to each Partner in proportion to the cumulative Losses allocated to such Partner under Section 5.2(b)(2), until the cumulative Profits allocated to such Partner under this Section 5.2(A)(1) equal the cumulative Losses allocated to such Partner under Section 5.2(b)(2);

     (ii) Second, to each Partner in proportion to the cumulative losses allocated to such Partner under Section 5.2(b)(1), until the cumulative Profits allocated to such Partner under this Section 5.2(a)(2) equal the cumulative Losses allocated to such Partner under Section 5.2(b)(1); and

     (iii) Then, the balance, if any, to the Partners in proportion to their respective Partnership Interests.

     (b) Losses. After giving effect to the special allocations, if any, provided in Section 5.2(c) and (d), Losses in each Fiscal Year shall be allocated in the following order:

     (i) First, to the Partners in proportion to their respective Partnership Interests, but not in excess of the positive Adjusted Capital Account balance of any Partner prior to the allocation provided for in this Section 5.2(b)(1);

     (ii) Second, to the Partners with positive Adjusted Capital Account balances prior to the allocation provided for in this Section 5.2(b)(2), in proportion to the amount of such balances.

     (c) Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

     (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Article V. If there is a net decrease in Partnership Minimum Gain during any tax year or other period for which allocations are made, each Partner will be specially allocated items of Partnership income and gain for that tax year or other period (and, if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during such tax year or other period determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-20)(2). This Section 5.2(c) (1) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith, including the exceptions to the minimum gain chargeback requirement set forth in Treasury Regulations Section 1.704-2(f)(2) and (3).

If the General Partner concludes, after consultation with tax counsel, that the Partnership meets the requirements for a waiver of the minimum gain chargeback requirement as set forth in Treasury Regulations Section 1.704-2(f)(4), the General Partner may take steps reasonably necessary or appropriate in order to obtain such waiver.

     (ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section (other than Section 5.2(c)(1) which shall be applied before this Section 5.2(c(2)), if there is a net decrease in Partner Minimum Gain during any tax year or other period for which allocations are made, each Partner with a share of Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5) shall be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner thereunder. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.70420)(2)(ii). This Section 5.2(c)(2) is intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including the exceptions set forth in Treasury Regulations Section 1.704-2(f)(2) and (3) to the extent such exceptions apply to Treasury Regulations Sections 1.704-2(i)(4). If the General Partner concludes, after consultation with tax counsel, that the Partnership meets the requirements for a waiver of the Partner Minimum Gain chargeback requirement set forth in Treasury Regulations Section 1.704-2(f)(4), but only to the extent such exception applies to Treasury Regulations Section 1.704-2(i)(4), the General Partner may take steps necessary or appropriate to obtain such waiver.

     (iii) Qualified Income Offset. A Partner who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations 1.704-1(b)(2)(ii)(d) , the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 5.2(c)(3) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c)(3) were not contained in this Agreement.

     (iv) Partnership Nonrecourse Deductions. Partnership Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Partners in proportion to their respective Partnership Interests in the Partnership.

     (v) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the liability to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

     (vi) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

     (vii) Depreciation Recapture. In the event there is any recapture of Depreciation or investment tax credit, the allocation thereof shall be made among the Partners in the same proportion as the deduction for such Depreciation or investment tax credit was allocated.

     (viii) Interest in Partnership. Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss (or item of Profit or Loss) will be made to a Partner if the allocation would not have "economic effect' under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner's interest in the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(3).

     (d) Curative Allocations. The allocations set forth in Section 5.2(c)(1) through (8) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations Sections 1.704l(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to further allocate Profits, Losses, and other items among the Partners in a reasonable manner so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Section 5.3, but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero. The General Partner may accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

     (e) Tax Allocations.

     (i) Except as otherwise provided in Section 5.2(e)(2), each item of income, gain, loss and deduction shall be allocated for federal income tax purposes in the same manner as each correlative item of income, gain, loss or deduction, is allocated for book purposes pursuant to the provisions of Section 5.1 hereof.

     (ii) Notwithstanding anything to the contrary in this Article V, in an attempt to eliminate any Book Tax Disparity with respect to a Contributed Property, items of income, gain, loss or deduction with respect to each such property shall be allocated for federal income tax purposes among the Partners as follows:

     (A) Depreciation, Amortization and Other Cost Recovery Items. In the case of each Contributed Property with a Book-Tax Disparity, any item of depreciation, amortization or other cost recovery allowance attributable to such property shall be allocated as follows: (x) first, to Partners (the 'Non-Contributing Partners') other than the Partners who contributed such property to the Partnership (or are deemed to have contributed the property pursuant to Section 4. I (A) (the 'Contributing Partners') in an amount up to the book allocation of such items made to the Non-Contributing Partners pursuant to Section 5.1 hereof, pro rata in proportion to the respective amount of book items so allocated to the Non-Contributing Partners pursuant to Section 5.1 hereof, and

(y) any remaining depreciation, amortization or other cost recovery allowance to the Contributing Partners in proportion to their Percentage Interests. In no event shall the total depreciation, amortization or other cost recovery allowance allocated hereunder exceed the amount of the Partnership's depreciation, amortization or other cost recovery allowance with respect to such property.

     (B) Gain or Loss on Disposition. In the event the Partnership sells or otherwise disposes of a Contributed Property with a Book-Tax Disparity, any gain or loss recognized by the Partnership in connection with such sale or other disposition shall be allocated among the Partners as follows: (x) first, any gain or loss shall be allocated to the Contributing Partners in proportion to their Percentage Interests to the extent required to eliminate any Book-Tax Disparity with respect to such property; and (y) any remaining gain or loss shall be allocated among the Partners in the same manner that the correlative items of book gain or loss are allocated among the Partners pursuant to Section
5.1 hereof.

     (iii) In the event the Book Value of a Partnership Asset (including a Contributed Property) is adjusted pursuant to Section 4.4(C) hereof, and such asset has not been deemed distributed by, and recontributed to the Partnership pursuant to Code Section 708 subsequent thereto, all items of income, gain, loss or deduction in respect of such property shall be allocated for federal income tax purposes among the Partners in the same manner as provided in Section 5.2(E)(2) hereof to take into account any variation between the fair market value of the property, as determined by the General Partner using such reasonable method of valuation as it may adopt, and the Book Value of such property, both determined as of the date of such adjustment.

     (iv) The General Partner shall have the authority to elect alternative methods to eliminate the Book Tax Disparity with respect to one or more Contributed Properties, as permitted by Treasury Regulations Sections 1.704-3 and 1.704-3T, and such election shall be binding on all of the Partners.

     (v) The Partners hereby intend that the allocation of tax items pursuant to this Section 5.2(e) comply with the requirements of Code Section 704(c) and Treasury Regulations Section 1.704-3.

     (vi) The allocation of items of income, gain, loss or deduction pursuant to this Section 5.2(E) are solely for federal, state and local income tax purposes, and the Capital Account balances of the Partners shall be adjusted solely for allocations of 'book' items in respect of Partnership Assets pursuant to Section
S. I hereof.

     (f) Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits. Losses and other items:

     (i) Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Percentage Interests.

     (ii) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

     (iii) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss and deduction, and other allocations not provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses, provided that any credits shall be allocated in accordance with Treasury Regulations Section 1.704-1(b)(4)(ii).

     (iv) For purposes of Treasury Regulations Section 1.752-3(a), the Partners hereby agree that any nonrecourse liabilities of the Partnership in excess of the sum of (i) the Partnership Minimum Gain and (ii) the aggregate amount of taxable gain that would be allocated to the Partners under Section 704(c) (or in the same manner as Section 704(c) in connection with a revaluation of Partnership property) if the Partnership disposed of (in a taxable transaction) all Partnership property subject to one or more nonrecourse liabilities of the Partnership in full satisfaction of such liabilities and for no other consideration, shall be allocated among the Partners in accordance with their respective shares of Profits. The General Partner shall have discretion in any Fiscal Year to allocate such excess nonrecourse liabilities among the Partners
(a) in a manner reasonably consistent with allocations (that have substantial economic effect) of some other significant item of Partnership income or gain or
(b) in accordance with the manner in which it is reasonably expected that the deductions attributable to the excess nonrecourse liabilities will be allocated.

     (g) Partner Acknowledgment. The Partners agree to be bound by the provisions of this Section 5.2 in reporting their shares of Partnership income, gain, loss, deduction and credit for income tax purposes.

     (h) Regulatory Compliance. The foregoing provisions of this Section 5.2 relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.704-3 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     5.3. Distributions.

     (a) The General Partner shall cause the Partnership to make distributions from time to time to the Partners pro rata in accordance with their respective Percentage Interests.

     (b) The General Partner shall use its reasonable efforts to make distributions to the Partners so as to preclude any distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Partner under Section 707 of the Code or the Treasury Regulations thereunder; provided that the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Partner being so treated.


     5.4. Distributions upon Liquidation.

     Notwithstanding any other provision hereof, proceeds of a Terminating Capital Transaction shall be distributed to the Partners in accordance with
Section 9.2.

     5.5. Amounts Withheld.

     All amounts withheld pursuant to the Code or any provision of state or local tax law and Section 7.6 of this Agreement with respect to any allocation, payment or distribution to the General Partner or the Limited Partner shall be treated as amounts distributed to the General Partner or the Limited Partner, as applicable, pursuant to Section 5.3 of this Agreement.


                       ARTICLE VI. PARTNERSHIP MANAGEMENT

     6.1. Management and Control of Partnership Business.

     (a) The General Partner shall have full, exclusive and complete discretion to manage the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to take all such action as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. The Limited Partners shall not have any authority, right, or power to bind the Partnership, or to manage, or to participate in the management of the business and affairs of the Partnership in any manner whatsoever. Such management shall in every respect be the full and complete responsibility of the General Partner alone as herein provided.

     (b) In carrying out the purposes of the Partnership, the General Partner shall be authorized to take all actions it deems necessary and appropriate to carry on the business of the Partnership. The Limited Partners, by execution hereof, agree that the General Partner is authorized to execute, deliver and perform any agreement and/or transaction on behalf of the Partnership.

     6.2. No Management by Limited Partner; Limitation of Liability.

     (a) No Limited Partner, in its capacity as a limited partner, shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power, or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. Any approvals rendered or withheld by the Limited Partners pursuant to this Agreement shall be deemed as consultation with or advice to the General Partner in connection with the business of the Partnership and, in accordance with the Act, shall not be deemed as participation by the Limited Partners in the business of the Partnership and are not intended to create any inference that a Limited Partner should be classified as a general partner under the Act.

     (b) No Limited Partner shall have any liability under this Agreement except with respect to withholding under Section 7.6, in connection with a violation of any provision of this Agreement by such Limited Partner or as provided in the Act.

     (c) The General Partner shall not take any action which would subject a Limited Partner (in its capacity as Limited Partner) to liability as a general partner.

     6.3. Limitations on Partners.

     (a) No Partner shall have any authority to perform (i) any act in violation of any applicable law or regulation thereunder, (ii) any act prohibited by
Section 6.2(C), or (iii) any act which
is required to be Consented to or ratified pursuant to this Agreement without such Consent or ratification.

     (b) No action shall be taken by a Partner if it would cause the Partnership to be treated as al association taxable as a corporation for federal income tax purposes or, without the consent of the General Partner, as a publicly-traded partnership within the meaning of Section 7704 of the Code. A determination of whether such action will have the above described effect shall be based upon a declaratory judgment or similar relief obtained from a court of competent jurisdiction, a favorable ruling from the IRS or the receipt of an opinion of counsel.

     6.4. Business with Affiliates.

     The General Partner, in its discretion, may cause the Partnership to transact business with any Partner or its Affiliates for goods or services reasonably required in the conduct of the Partnership's business; provided that any such transaction shall be effected only on terms competitive with those that may be obtained in the marketplace from unaffiliated Persons. The foregoing proviso shall not apply to transactions between the Partnership and any Subsidiaries of the Partnership. In addition, neither the General Partner nor any Affiliate of the General Partner may sell, transfer or otherwise convey any property to, or purchase any property from, the Partnership, except (i) on terms competitive with those that may be obtained in the marketplace from unaffiliated Persons, or (ii) where the General Partner determines, in its sole judgment, that such sale, transfer or conveyance confers benefits on the General Partner in respect of matters of tax or corporate or financial structure and where the Partnership obtains or retains at least a majority interest in the Person to whom such sale, transfer or conveyance is made; provided, in the case of this clause (ii), such sale, transfer or conveyance is not being effected for the primary purpose of materially disadvantaging the Limited Partners.

     6.5. Reimbursement of Expenses.

     The General Partner shall be fully and entirely reimbursed by the Partnership for any and all direct and indirect costs and expenses incurred in connection with the organization and continuation of the Partnership pursuant to this Agreement. In addition, the General Partner shall be reimbursed for all expenses incurred by the General Partner in connection with any issuance of additional Partnership Interests.

     6.6. Liability for Acts and Omissions.

     (a) The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the other Partners for any act or emission performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed to be (i) within the scope of the authority granted by this Agreement and (ii) in the best interests of the partnership. In exercising its authority hereunder, the General Partner may, but shall not be under any obligation to, take into account the tax consequences to any Partner of any action it undertakes on behalf of the Partnership. Neither the General Partner nor the Partnership shall have any liability as a result of any income tax liability incurred by a Partner as a result of any action or inaction of the General Partner hem-under and, by its execution of this Agreement, the Limited Partner acknowledges the foregoing.

     (b) Unless otherwise prohibited hereunder, the General Partner shall be entitled to exercise any of the powers granted to it and perform any of the duties required of it under this

Agreement directly or through any agent. The General Partner shall not be responsible for any misconduct or negligence on the part of any agent; provided that the General Partner selected or appointed such agent in good faith.

     6.7. Indemnification.

     (a) The Partnership shall indemnify the General Partner and each director, officer and stockholder of the General Partner and each Person (including any Affiliate) designated as agent by a General Partner in its reasonable discretion (each, an 'Indemnified Party") to the fullest extent permitted under the Act (including any procedures set forth therein regarding advancement of expenses to such Indemnified Party) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees), judgments, fines, settlements and any other amounts arising out of or in connection with any claims, demands, actions, suits or proceedings (civil, criminal or administrative) relating to or resulting (directly or indirectly) from the operations of the Partnership, in which such Indemnified Party becomes involved, or reasonably believes it may become involved, as a result of the capacity referred to above.

     (b) The Partnership shall have the authority to purchase and maintain such insurance policies on behalf of the Indemnified Parties as the General Partner shall determine, which policies may cover those liabilities the General Partner reasonably believes may be incurred by an Indemnified Party in connection with the operation of the business of the Partnership. The right to procure such insurance on behalf of the Indemnified Parties shall in no way mitigate or otherwise affect the right of any such Indemnified Party to indemnification pursuant to Section 6.7(a) hereof.

     (c) The provisions of this Section 6.7 are for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators and shall not be deemed to create any rights in or benefit to any other Person.


             ARTICLE VII. ADMINISTRATIVE, FINANCIAL AND TAX MATTERS

     7.1. Books and Records.

     The General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Partners, and all other records necessary for recording the Partnership's business and affairs. Each Limited Partner shall have, upon written demand and at such Limited Partner's expense, the right to receive true and complete information regarding Partnership matters to the extent required (and subject to the limitations) under Delaware law.

     7.2. Annual Audit and Accounting.

     The books and records of the Partnership shall be kept for financial and tax reporting purposes on the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP"). The accounts of the Partnership shall be audited annually by a nationally recognized accounting firm of independent public accountants selected by the General Partner (the 'Independent Accountants').

     7.3. Partnership Funds.

     The General Partner shall have responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its direct or indirect possession or control. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in the name of the Partnership in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signatures as the General Partner may from time to time, determine.

     7.4. Reports and Notices.

     The General Partner shall provide all Partners with the following reports no later than the dates indicated or as soon thereafter as circumstances permit:

     (a) By March 31 of each year, IRS Form 1065 and Schedule K-1, or similar forms as may be required by the IRS, stating each Partner's allocable share of income, gain, loss, deduction or credit for the prior Fiscal Year.

     (b) Within ninety (90) days after the end of each of the first three (3) fiscal quarters, as of the last day of the fiscal quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the General Partner, and such other information as may be legally required or determined to be appropriate by the General Partner; and

     (c) Within one hundred twenty (120) days after the end of each Fiscal Year, as of the close of the Fiscal Year, an annual report containing audited financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the General Partner, presented in accordance with GAAP and certified by the Independent Accountants.

     7.5. Tax Matters.

     (a) The General Partner shall be the Tax Matters Partner of the Partnership for federal income tax matters pursuant to Code Section 6231(a)(7)(a). The Tax Matters Partner is authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. The Tax Matters Partner shall deliver to each Limited Partner within ten (10) business days of the receipt thereof a copy of any notice or other communication with respect to the Partnership received from the IRS (or other governmental tax authority), or any court, ' in each case with respect to any administrative or judicial proceeding involving the Partnership. The Partners agree to cooperate with each other in connection with the conduct of all proceedings pursuant to this Section 7.5(a).

     (b) The Tax Matters Partner shall receive no compensation for its services in such capacity. If the Tax Matters Partner incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Partnership tax matter, such amount shall be an expense of the Partnership and the Tax Matters Partner shall be entitled to full reimbursement therefor.

     (c) The General Partner shall cause to be prepared all federal, state and local income tax returns required of the Partnership at the Partnership's expense.

     (d) Except as set forth herein, the General Partner shall determine whether to make (and, if necessary, revoke) any tax election available to the Partnership under the Code or any state tax law. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership in accordance with the provisions of Code Section 709.

     7.6. Withholding.

     Each Partner hereby authorizes the Partnership to withhold from or pay to any taxing authority on behalf of such Partner any tax that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner.


                 ARTICLE VIII. TRANSFER OF PARTNERSHIP INTERESTS

     8.1. Transfers Prohibited.

     No Partner may voluntarily withdraw or Transfer all or any portion of its Partnership Interest. Any such purported withdrawal or Transfer shall be void ab initio and shall not be given effect. Notwithstanding the foregoing, any Partner may pledge its Partnership Interest as collateral for or otherwise in connection with a loan agreement under which the Partnership or an Affiliate of the Partnership is a borrower.

     8.2. Obligations of a Prior General Partner.

     Upon an Involuntary Withdrawal of the General Partner and the subsequent Transfer of the General Partner's Interest, such General Partner shall (i) remain liable for all obligations and liabilities (other than Partnership liabilities payable solely from Partnership Assets) incurred by it as General Partner before the effective date of such event and (h) pay all costs associated with the admission of its Successor General Partner. However, such General Partner shall be free of and held harmless by the Partnership against any obligation or liability incurred on account of the activities of the Partnership from and after the effective date of such event, except as provided in this Agreement.

     8.3. Successor General Partner.

     A successor to all of a General Partner's General Partner Interest who is proposed to be admitted to the Partnership as a Successor General Partner shall be admitted as the General Partner, effective upon the Transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In addition, the following conditions must be satisfied:

     (a) The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

     (b) An amendment to this Agreement evidencing the admission of such Person as a General Partner shall have been executed by all General Partners and an amendment to the Certificate shall have been filed for recordation as required by the Act; and

     (c) Any consent required under Section 10. I (a) shall have been obtained.


                     ARTICLE IX. DISSOLUTION AND LIQUIDATION

     9.1. Term and Dissolution.

     The Partnership shall continue until December 31, 2047 at which time the Partnership shall dissolve or until dissolution occurs prior to that date for any one of the following reasons:

     (a) An Involuntary Withdrawal or a voluntary withdrawal, even though in violation of this Agreement, of the General Partner;

     (b) Entry of a decree of judicial dissolution of the Partnership under the Act; or

     (c) The sale, exchange or other disposition of all or substantially all of the Partnership Assets.

     If an event of the type described in clause (a) shall occur, the Partnership shall not dissolve unless, by the ninetieth (90th) day following such event, the Limited Partner shall not have elected to continue the Partnership. if the Limited Partner shall, during such time, elect to continue the Partnership, it may also determine to admit a Successor General Partner.

     9.2. Liquidation of Partnership Assets.

     (a) Subject to Section 9.2(e), in the event of dissolution pursuant to
Section 9. 1, the Partnership shall continue solely for purposes of winding up the affairs of, achieving a final termination of, and satisfaction of the creditors of, the Partnership. The General Partner (or, if there is no General Partner remaining, any Person elected by a majority in interest of the Limited Partners (the 'Liquidator')) shall be responsible for oversight of the winding up and dissolution of the Partnership. The Liquidator shall obtain a full accounting of the assets and liabilities of the Partnership and such Partnership Assets shall be liquidated as promptly as the Liquidator is able to do so without any undue loss in value, with the proceeds therefrom applied and distributed in the following order:

     (i) First, to the discharge of Partnership debts and liabilities to creditors other than Partners;

     (ii) Second, to the discharge of Partnership debts and liabilities to the Partners;

     (iii) The balance, if any, to the Partners in accordance with their positive Capital Accounts after giving effect to all contributions, distributions and allocations for all periods.

     (b) In accordance with Section 9.2(a), the Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership Assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership Assets would cause undue loss to the Partners, the Liquidator may defer the liquidation except (i) to the extent provided by the Act or (ii) as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners.

     (c) If, in the sole and absolute discretion of the Liquidator, there are Partnership Assets that the Liquidator will not be able to liquidate, or if the liquidation of such assets would result in undue loss to the Partners, the Liquidator may distribute such Partnership Assets to the Partners in-kind, in lieu of cash, as tenants-in-common in accordance with the provisions of Section 9.2(a). The foregoing notwithstanding, such in-kind distributions shall only be made if in the Liquidator's good faith judgment that is in the best interest of the Partners.

     (d) Upon the complete liquidation and distribution of the Partnership Assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership. Upon the dissolution of the Partnership pursuant to Section 9.1, the Liquidator shall cause to be prepared, and shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership. Promptly following the complete liquidation and distribution of the Partnership Assets, the Liquidator shall furnish to each Partner a statement showing the manner in which the Partnership Assets were liquidated and distributed.

     (e) In the event that the Partnership shall dissolve as a result of the expiration of the term provided for herein or as a result of the occurrence of an event of the type described in Section 9. 1 (B) or (C), the General Partner shall have the option of either (i) delivering to the Limited Partner, Partnership property approximately equal in value to the value of such Limited Partner's Partnership Interest upon the assumption by such Limited Partner of such Limited Partner's proportionate share of the Partnership's liabilities and payment by such Limited Partner (or the Partnership) of any excess (or deficiency) of the value of the property so delivered over the value of such Limited Partner's Partnership Interest or (ii) in lieu of requiring such Limited Partner to assume its proportionate share of Partnership liabilities, delivering to such Limited Partner unencumbered Partnership property approximately equal in value to the net value of such Limited Partner's Partnership Interest.

     9.3. Effect of Treasury Regulations.

     (a) In the event the Partnership is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article IX to the General Partner and the Limited Partners who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations), such Partner shall have no obligation to make any contribution to the capital of the Partnership.

     (b) In the event the Partnership is "liquidated' within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but there has been no dissolution of the Partnership under Section 9.1 hereof, then the Partnership Assets shall not be liquidated, the Partnership's liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. In the event of such a liquidation there shall be deemed to have been a distribution of Partnership Assets in kind to the Partners in accordance with their respective Capital Accounts followed by a recontribution of the Partnership Assets by the Partners also in accordance with their respective Capital Accounts.

     9.4. Time for Winding-Up.

     Anything in this Article IX notwithstanding, a reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of the Partnership Assets in order to minimize any potential for losses as a result of such process. During the period of winding-up, this Agreement shall remain in full force and effect and shall govern the rights and relationships of the Partners inter se.


                       ARTICLE X. AMENDMENTS AND MEETINGS

     10.1. Amendment Procedure.

     (a) Amendments to this Agreement may be made only with the Consent of Partners owning Percentage Interests of no less than eighty eight percent (88%) of all Percentage Interests. In connection with any proposed amendment of this Agreement requiring Consent, the General Partner shall either call a meeting to solicit the vote of the Partners or seek the written vote of the Partners to such amendment. In the case of a request for a written vote, the General Partner shall be authorized to impose such reasonable time limitations for response, but in no event less than ten (10) days, with the failure to respond being deemed a vote consistent with the vote of the General Partner.

     (b) Notwithstanding the foregoing, amendments may be made to this Agreement by the General Partner, without the Consent of any Limited Partner, to (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein; (ii) cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or make any other provisions with respect to matters or questions arising hereunder which will not be inconsistent with any other provision hereof; (iii) reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement; or (iv) satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law. The General Partner shall reasonably promptly notify each Limited Partner whenever it exercises its authority pursuant to this
Section 10. l(b).

     10.2. Meetings and Voting.

     (a) Meetings of Partners may be called by the General Partner. The General Partner shall give all Partners Notice of the purpose of such proposed meeting not less than seven (7) days nor more than thirty (30) days prior to the date of the meeting. Meetings shall be held at a reasonable time and place selected by the General Partner. Whenever the vote or Consent of Partners is permitted or required hereunder, such vote or Consent shall be requested by the General Partner and may be given by the Partners in the same manner as set forth for a vote with respect to an amendment to this Agreement in Section 10. I (a).

     (b) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action to be taken is signed by the Partners owning Percentage Interests required to vote in favor of such action, which consent may be evidenced in one or more instruments. Consents need not be solicited from any other Partner if the written consent of a sufficient number of Partners has been obtained to take the action for which such solicitation was required.

     (c) Each Limited Partner may authorize any Person or Persons, including without limitation the General Partner, to act for him by proxy on all matters on which a Limited Partner may participate. Every Proxy (i) must be signed by the Limited Partner or his attorney-in-fact, (ii) shall expire eleven (11) months from the date thereof unless the proxy provides otherwise and (iii) shall be revocable at the discretion of the Limited Partner granting such proxy.

                      ARTICLE XI. MISCELLANEOUS PROVISIONS

     11.1. Title to Property.

     All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold its assets in its own name.

     11.2. Other Activities of Limited Partners.

     Except as expressly provided otherwise in this Agreement or in any other agreement entered into by a Limited Partner or any Affiliate of a Limited Partner and the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner, any Limited Partner or any Affiliate of any Limited Partner may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, including, without limitations real estate business ventures, whether or not such other enterprises shall be in competition with-any activities of the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner; and neither the Partnership, the General Partner, any such Subsidiary nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

     11.3. Power of Attorney.

     (a) Each Partner hereby irrevocably appoints and empowers the General Partner (which term shall include the Liquidator, in the event of a liquidation, for purposes of this Section 1 1.3) and each of their authorized officers and attorneys-in-fact with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead to make, execute, acknowledge, publish and file in the appropriate public offices (a) any duly approved amendments to the Certificate pursuant to the Act and to the laws of any state in which such documents are required to be filed;
(b) any certificates, instruments or documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business; (c) any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file;
(d) any documents which may be required to effect the continuation of the Partnership, the admission, withdrawal or substitution of any Partner pursuant to Article VIII, dissolution and termination of the Partnership pursuant to Article IX, or the surrender of any rights or the assumption of any additional responsibilities by the General Partner; and (e) any document which may be required to effect an amendment to this Agreement to correct -any mistake, omission or inconsistency, or to cure any ambiguity herein, to the extent such amendment is permitted by
Section 10.1(B).

     (b) Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article X or as may be otherwise expressly provided for in this Agreement.

     (c) The foregoing grant of authority (i) is a special power of attorney, coupled with an interest, and it shall survive the Involuntary Withdrawal of any Partner and shall extend to such Partner's heirs, successors, assigns and personal representatives; (ii) may be exercised by the General Partner for each and every Partner acting as attorney-in-fact for each and every Partner; and
(iii) shall survive the Involuntary Withdrawal by a Limited Partner. Each Partner hereby agrees to be bound by any representations made by the General Partner, acting in good faith pursuant to such power of attorney. Each Partner shall execute and deliver to the General Partner, within fifteen (15) days after receipt of the General Partner's request therefor, such further designations, powers of attorney and other instruments as the General Partner deems necessary to effectuate this Agreement and the purposes of the Partnership.

     11.4. Notices.

     All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery, (i) if to a Limited Partner, to the address set forth on Schedule I hereto, or (ii) if to the General Partner, One Logan Square, Suite 1105, Philadelphia, PA 19103, Attn:
President.

     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if hand delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; or when receipt is acknowledged, if telecopied.

     11.5. Further Assurances.

     The parties agree to execute and deliver all such documents, provide all such information and take or refrain from taking any action as may be necessary or desirable to achieve the purposes of this Agreement and the Partnership.

     11.6. Titles and Captions.

     All article or section titles or captions in this Agreement are solely for convenience and shall not be deemed to be part of this Agreement or otherwise define, limit or extend the scope or intent of any provision hereof.

     11.7. Applicable Law.

     This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the law of the State of Delaware, without regard to its principles of conflicts of laws.

     11.8. Binding Agreement.

     This Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors and assigns.

     11.9. Waiver of Partition.

     Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

     11.10. Counterparts and Effectiveness.

     This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against each Person who executed it. The execution of this Agreement and delivery thereof by facsimile shall be sufficient for all purposes, and shall be binding upon any party who so executes.

     11.11. Survival of Representations.

     All representations and warranties herein shall survive the dissolution and final liquidation of the Partnership.

     11.12. Entire Agreement.

     This Agreement (and all Exhibits hereto) contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, among the Partners hereto relating to the subject matter of this Agreement which are not fully expressed herein and in said Exhibits.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.



       General Partner               FCO HOLDINGS, INC.


                                     By: ________________________________


       Limited Partners:             FCO, L.P.

                                     By:  ROYALE INVESTMENTS, INC.
                                              its General Partner


                                     By: ________________________________







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

                                                                      SCHEDULE I

                              SCHEDULE OF PARTNERS


===============================================================================
NAME                          INTEREST IN THE   CAPITAL         PERCENTAGE
                              PARTNERSHIP       CONTRIBUTION    INTEREST

FCO Holdings, Inc.            General Partner                    00.10 Percent
FC, L.P.                      Limited Partner                    99.90 Percent

                                TABLE OF CONTENTS


1. INTERPRETIVE PROVISIONS...................................................1

1.1. CERTAIN DEFINITIONS.....................................................1
1.2. RULES OF CONSTRUCTION...................................................7

2. FORMATION.................................................................8

2.1. FORMATION...............................................................8
2.2. NAME....................................................................8
2.3. PLACE OF BUSINESS; REGISTERED AGENT.....................................8

3. BUSINESS PURPOSE..........................................................8

3.1. BUSINESS................................................................8
3.2. AUTHORIZED ACTIVITIES...................................................8

4. CAPITAL CONTRIBUTIONS.....................................................9

4.1. CAPITAL CONTRIBUTIONS...................................................9
4.2. ADDITIONAL PARTNERSHIP INTERESTS........................................9
4.3. NO THIRD PARTY BENEFICIARIES............................................9
4.4. CAPITAL ACCOUNTS.......................................................10
4.5. RETURN OF CAPITAL ACCOUNT; INTEREST....................................11
4.6. PREEMPTIVE RIGHTS......................................................11

5. ALLOCATIONS AND DISTRIBUTIONS............................................12

5.1. LIMITED LIABILITY......................................................11
5.2. PROFITS, LOSSES AND DISTRIBUTIVE SHARES................................12
5.3. DISTRIBUTIONS..........................................................16
5.4. DISTRIBUTIONS UPON LIQUIDATION.........................................16
5.5. AMOUNTS WITHHELD.......................................................16

6. PARTNERSHIP MANAGEMENT...................................................17

6.1. MANAGEMENT AND CONTROL OF PARTNERSHIP BUSINESS.........................17
6.2. NO MANAGEMENT BY LIMITED PARTNER; LIMITATION OF LIABILITY..............17
6.3. LIMITATIONS ON PARTNERS................................................17
6.4. BUSINESS WITH AFFILIATES...............................................18
6.5. REIMBURSEMENT OF EXPENSES..............................................18
6.6. LIABILITY FOR ACTS AND OMISSIONS.......................................18
6.7. INDEMNIFICATION........................................................19

7. ADMINISTRATIVE, FINANCIAL AND TAX MATTERS..................................

7.1. BOOKS AND RECORDS......................................................19
7.2. ANNUAL AUDIT AND ACCOUNTING............................................19
7.3. PARTNERSHIP FUNDS......................................................20
7.4. REPORTS AND NOTICES....................................................20
7.5. TAX MATTERS............................................................20
7.6. WITHHOLDING............................................................21

8. TRANSFER OF PARTNERSHIP INTERESTS........................................21

8.1. TRANSFERS PROHIBITED...................................................21
8.2. OBLIGATIONS OF A PRIOR GENERAL PARTNER.................................21
8.3. SUCCESSOR GENERAL PARTNER..............................................21

9. DISSOLUTION AND LIQUIDATION..............................................22

9.1. TERM AND DISSOLUTION...................................................22
9.2. LIQUIDATION OF PARTNERSHIP ASSETS......................................22
9.3. EFFECT OF TREASURY REGULATIONS.........................................23
9.4. TIME FOR WINDING-UP....................................................24

10. AMENDMENTS AND MEETINGS.................................................25

10.1. AMENDMENT PROCEDURE...................................................24
10.2. MEETINGS AND VOTING...................................................24

11. MISCELLANEOUS PROVISIONS................................................26

11.1. TITLE TO PROPERTY.....................................................25
11.2. OTHER ACTIVITIES OF LIMITED PARTNERS..................................25
11.3. POWER OF ATTORNEY.....................................................25
11.4. NOTICES...............................................................26
11.5. FURTHER ASSURANCES....................................................26
11.6. TITLES AND CAPTIONS...................................................27
11.7. APPLICABLE LAW........................................................27
11.8. BINDING AGREEMENT.....................................................27
11.9. WAIVER OF PARTITION...................................................27
11.10. COUNTERPARTS AND EFFECTIVENESS.......................................27
11.11. SURVIVAL OF REPRESENTATIONS..........................................27
11.12. ENTIRE AGREEMENT.....................................................28


                                       2